Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TechCare Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of TechCare Corp. dated April 25, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Kesselman & Kesselman
April 29, 2019	Certified Public Accountants (Isr.)
Tel Aviv, Israel

Attachment